UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2016

Smith Micro Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	01-35525	33-0029027
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

51 Columbia

Aliso Viejo, California 92656

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (949) 362-5800

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 2, 2016, Smith Micro Software, Inc. (the “Company”) entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”) with Unterberg Koller Capital Fund L.P. and William W. and Dieva L. Smith (collectively, the “Investors”), pursuant to which the Company issued and sold to the Investors in a private placement senior subordinated promissory notes in the aggregate principal amount of $4,000,000 (the “Notes”) and five-year warrants (the “Warrants”) to purchase an aggregate of 1,700,000 shares of the Company’s common stock (the “Warrant Shares”) at an exercise price of $2.74 per share. The Company completed the transactions contemplated by the Purchase Agreement and issued the Notes and Warrants on September 6, 2016.

The Notes mature three years following the issuance date, or September 6, 2019, and bear interest at the rate of 10% of the outstanding principal balance of the Notes, payable quarterly in cash or shares of the Company’s common stock at a conversion price equal to the greater of (i) the five-day volume weighted average closing price of the common stock on the Nasdaq Stock Market, measured on the third trading day prior to the date that interest is due, or (ii) the minimum price so that payment of interest for such installment in the form of common stock shall not constitute “equity compensation” to an officer, director, employee or consultant of the Company for purposes of Rule 5635(c) of the Nasdaq Stock Market or a private placement that, combined with the other securities issued or issuable under the Purchase Agreement, would require shareholder approval by the Company under Rule 5635(d) of the Nasdaq Stock Market. The Notes are subordinate and junior in right of payment to the prior payment in full of all claims, whether now existing or arising in the future, of holders of senior debt of the Company, as described in the Notes.

The Investors have the right to accelerate the maturity of their Notes if an Acceleration Event has occurred and is continuing. An “Acceleration Event” occurs if William W. Smith (i) is not nominated for re-election as a director of the Company at the normal expiration of his term as director, (ii) is terminated or removed as Chairman of the Company’s Board of Directors, (iii) is terminated or removed as Chief Executive Officer of the Company, or (iv) dies or becomes permanently disabled. An “Acceleration Event” will not occur if Mr. Smith consents to any of the events referenced in clauses (i), (ii) or (iii), or voluntarily resigns or retires from any of these positions.

Pursuant to a registration rights agreement (the “Registration Agreement”) entered into between the Company and the Investors, the Company has agreed to file a registration statement with the Securities and Exchange Commission (the “Commission”) providing for the resale of the Warrant Shares within 30 days after closing of the private placement. The Company will use its commercially reasonable efforts to cause the registration statement to become effective within ninety (90) days from the closing date (or in the event of a “full review” of the registration statement by the Commission, one hundred twenty (120) days from the closing date).

If the time requirements to file and obtain effectiveness of the registration statement have not been met, the Company shall pay partial liquidated damages for such delay equal to one percent (1.0%) of the aggregate exercise price payable upon exercise of the Warrants then held by the Investors until the registration statement is declared effective by the Commission. Notwithstanding the foregoing, the aggregate liquidated damages payable shall not exceed ten percent (10%) of the aggregate exercise price payable upon exercise of the Warrants then held by the Investors.

The foregoing description of the private placement and related transactions does not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement, forms of Note and Warrant, and Registration Agreement filed as exhibits to this Current Report on Form 8-K.

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosures made under Item 1.01 are incorporated in this Item 3.02 by reference. The Notes and Warrants were issued to “accredited investors” in transactions exempt from registration pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, and similar exemptions under applicable state securities laws. The sale of the Notes and Warrants did not involve a public offering and was made without general solicitation or general advertising. The Investors have represented that they are accredited investors, as that term is defined in Regulation D, and that they have acquired the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

Item 9.01	Financial Statement and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Note and Warrant Purchase Agreement, dated September 2, 2016, by and among the Company and each of the Investors

10.2	Form of Senior Subordinated Promissory Note, dated September 6, 2016

10.3	Form of Warrant to Purchase Common Stock, dated September 6, 2016

10.4	Form of Registration Rights Agreement, dated September 6, 2016

99.1	Press Release dated, September 6, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITH MICRO SOFTWARE, INC.

Date: September 6, 2016	/s/ Steven M. Yasbek
Steven M. Yasbek
Vice President and Chief Financial Officer

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